UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio	44131
(Address of principal executive offices)	(Zip Code)

216-447-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 15, 2015, CBIZ, Inc. (the “Company”) entered into two privately negotiated exchange agreements pursuant to which it has issued 1,529,323 shares of its common stock, par value $0.01 per share (“Common Stock”), and paid additional cash consideration in exchange for $16.0 million of the Company’s outstanding 4.875% Convertible Senior Notes due 2015 (the “Notes”). The transaction was executed and closed on June 18, 2015.

The issuance of Common Stock was made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act, on the basis that the exchange constitutes an exchange with an existing holder exclusively in a privately negotiated transaction where no commission or other remuneration has been paid or given directly or indirectly for soliciting such exchange.

The Company may tender for, redeem or repurchase additional outstanding Notes. The form and timing of any such activity will be dependent on market conditions and other factors and there can be no assurance that any such transactions will be completed within any specific timetable prior to the maturity date of the Notes.

This current report on Form 8-K does not constitute an offer to exchange the Notes or other securities of the Company for Common Stock or other securities of the Company.

Item 7.01	Regulation FD Disclosure.

The following information is being furnished under Regulation FD.

The Company expects to record a charge of approximately $0.2 million for the early retirement of debt associated with this transaction in the second quarter of 2015. As a result of retiring this debt, the Company expects that interest expense will be reduced by approximately $1.0 million on an annualized basis. With this transaction to repurchase Notes, the principal amount outstanding of the Notes has been reduced to $48.4 million.

The Company anticipates it will have sufficient funds available under its $400.0 million unsecured credit facility if the Company elects to settle the remaining balance of the Notes in cash upon their maturity at October 1, 2015. However, the Company may conduct conversations with other Note holders between now and maturity to explore the potential for additional early repurchase transactions. The form and timing of any such transactions will depend on market conditions and other factors, and there can be no assurances that any such transactions will be completed.

Through June 18, 2015, the Company has repurchased approximately 1.7 million shares of its Common Stock at a cost of approximately $15.0 million and is currently authorized to repurchase up to a total of 5.0 million shares through March 31, 2016. With the purpose of maintaining a consistent share count over time, depending on market conditions and other factors, the Company may repurchase additional shares of Common Stock pursuant to this authorization. The Company believes it has sufficient financing capacity to conduct any share repurchases that may be made to offset the issuance of new shares associated with the early retirement of debt.

The priority for the utilization of capital is focused on strategic acquisitions; however, the Company also believes that repurchasing shares of its Common Stock is a use of cash that provides shareholder value. CBIZ may repurchase shares when, after assessing capital needed to fund acquisitions and seasonal working capital needs, capital resources are available and share repurchases are accretive to shareholders. The timing and size of future repurchase activity will depend on market conditions and other factors and there can be no assurances that such repurchase activity can be completed.

Forward-looking statements in this Current Report on Form 8-K are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 19, 2015	CBIZ, INC.

	By:	/s/ Ware H. Grove
	Name:	Ware H. Grove
	Title:	Chief Financial Officer